Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We have issued our report dated February 28, 2025, with respect to the consolidated financial statements of Hut 8 Corp. for the year ended December 31, 2024, included in the Annual Report on Form 10-K for the year ended December 31, 2025.  We consent to the incorporation by reference of said reports in the Registration Statement (No. 333-283579) on Form S-3 and in the Registration Statements (Nos. 333-275788, 333-275789, 333-275790 and 333-288152) on Form S-8 of Hut 8 Corp.

/s/ RAYMOND CHABOT GRANT THORNTON LLP

Montreal, Québec, Canada

February 25, 2026